Exhibit 99.1
INOVIO Reports Third Quarter 2026 Financial Results and Recent Business Highlights

•VOCERYQ™ (doruxapapogene ralaplasmid and lalikinogene sifuplasmid-gxfd) granted accelerated approval by U.S. Food and Drug Administration (FDA) to reduce the frequency of surgery in adults with Recurrent Respiratory Papillomatosis (RRP)
•VOCERYQ expected to be available to order and ship in approximately 60 days from the approval date with full commercial launch in first quarter 2027
•VOCERYQ represents the first FDA approved DNA medicine, validating INOVIO’s novel platform technology
•Net proceeds of $80.5 million from recently completed public offering supports the commercial launch of VOCERYQ
•INOVIO to host a conference call on November 10, 2026 at 4:30 PM ET

PLYMOUTH MEETING, PA – November 10, 2026 – INOVIO (NASDAQ: INO), a commercial-stage biotechnology company focused on developing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the third quarter ended September 30, 2026 and provided an update on recent company developments. INOVIO's management will host a live conference call and webcast at 4:30 p.m. ET today to discuss third quarter 2026 results.

“We are delighted with the recent approval of VOCERYQ, which FDA described as a groundbreaking therapy that fights RRP at its source, not only its symptoms. INOVIO is now a commercial stage company with a primary goal to establish VOCERYQ as the preferred first-line immunotherapy for RRP patients,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “Our recently completed public offering provides additional financial resources to support a successful launch. Furthermore, this approval validates our DNA medicine platform and we are actively seeking partnerships to accelerate the development of other exciting candidates within our pipeline”.

Operational Highlights

VOCERYQ – First FDA Approved DNA Medicine

The FDA granted accelerated approval for VOCERYQ (previously referred to as INO-3107) to reduce the frequency of surgery in adults with RRP on October 30, 2026. The indication was approved under the accelerated approval program based on demonstrated complete response defined as no requirement for surgical intervention in the 12 months after treatment in the efficacy population. VOCERYQ was approved in combination with CELLECTRA® 5PSP, INOVIO’s proprietary DNA medicine delivery device.

The approval was supported by data from INOVIO’s RRP-001 study that evaluated VOCERYQ in 32 adult patients with RRP across multiple clinical sites. In the trial, VOCERYQ was found to be well tolerated. The complete clinical data for VOCERYQ were published in 2025 in Nature

Communications and in The Laryngoscope. In October 2026, a further analysis of data was also published in The Laryngoscope under the title DNA Immunotherapy (INO-3107) Long-Term Efficacy Supported by Enhanced Immunogenicity in HPV-6/11 RRP.

To verify the clinical benefit of VOCERYQ, a confirmatory study is expected to be conducted. INOVIO expects to submit a draft protocol for the study to FDA by the end of 2026 with the expectation of aligning on a final protocol by mid-2027. We also plan to submit an application for conditional marketing authorization for VOCERYQ in Europe before the end of 2026.

INOVIO expects to make VOCERYQ available to order and ship in approximately 60 days from the approval date and anticipates full field deployment during the first quarter of 2027. INOVIO’s current inventory and capacity are expected to support at least the first year of launch through 2027. INOVIO has engaged Syneos Health to support the recruitment and deployment of its medical and commercial field teams.

Next-Generation DNA Medicine Candidates

INOVIO presented nonclinical data highlighting the potential of its next-generation DNA-Encoded Protein (DPROT) programs at the Soft Bones Third International Meeting on Hypophosphatasia (HPP) in November 2026. With the recent approval of VOCERYQ validating the DNA Medicine platform, INOVIO is continuing discussions with potential partners to accelerate development of this promising platform with a focus on developing additional DPROT indications in rare diseases, including Hemophilia A, Fabry Disease and HPP.

Third Quarter 2026 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2026 decreased to $10.6 million from $13.3 million for the same period in 2025. The decrease was primarily the result of lower engineering outside services related to our device development and lower employee and consultant compensation, including stock-based compensation, among other variances.

•Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $9.2 million for the three months ended September 30, 2026 from $7.9 million for the same period in 2025. The increase was due to the anticipated launch of VOCERYQ.

•Total Operating Expenses: Total operating expenses decreased to $19.8 million for the three months ended September 30, 2026 from $21.2 million for the same period in 2025.

•Net Loss: INOVIO’s net loss for the three months ended September 30, 2026 was $49.2 million, or $0.50 per basic and diluted share, compared to a net loss of $45.5 million, or $0.87 per basic and diluted share, for the three months ended September 30, 2025. The increase in net loss was primarily driven by a $26.9 million non-cash loss on fair value adjustment related to our warrant liabilities for the three months ended September 30, 2026, compared to a $22.5 million non-cash loss for the same period in 2025. As the fair value of the warrants fluctuates with our share price and other market inputs, this adjustment can result in significant variability in our reported net loss.

•Cash, Cash Equivalents and Short-term Investments: As of September 30, 2026, cash, cash equivalents and short-term investments were $48.4 million (excluding net proceeds from the November 2026 offering of approximately $80.5 million), compared to $58.5 million as of December 31, 2025.

Cash Guidance

INOVIO estimates that current cash, cash equivalents and short-term investments will support operations into late fourth quarter 2027, past the launch of VOCERYQ. This projection includes the net proceeds of approximately $80.5 million from the public offering in November 2026 and $10.9 million in proceeds from the exercise of warrants subsequent to September 30, 2026, as well as an operational net cash burn estimate of approximately $21.0 million for the fourth quarter of 2026. These cash runway projections do not include the contribution of revenues from sales of VOCERYQ expected to commence in 2027 or any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information

INOVIO's management will host a live conference call and webcast at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About RRP

RRP is a rare, debilitating disease caused primarily by HPV-6 and/or HPV-11. RRP is characterized by the development of small, wart-like growths, or papillomas, in the respiratory tract. While papillomas are generally benign, they can cause severe, life-threatening airway obstruction and respiratory complications. RRP can also significantly affect quality of life for patients by affecting the voice box, limiting the ability to speak effectively. Surgery to remove papillomas is the current standard of care for RRP; however, the papillomas often grow back. INOVIO’s market research to date with patients and healthcare professionals indicates that a reduction of even one surgery matters, because every surgery poses a significant risk of causing permanent damage to the vocal cords and comes with potential costs to the patient, including adverse impacts to both quality of life and finances. Based on ongoing analysis of claims data, INOVIO believes there is a prevalent population of at least 25,000 patients with RRP in the United States, with additional patients diagnosed each year.

About VOCERYQ™

VOCERYQ™ is a plasmid DNA-based immunotherapy designed to reduce the frequency of surgery for adults with RRP. VOCERYQ targets the root cause of RRP by generating an immune response using DNA plasmids that encode for HPV-6 and HPV-11 antigens. VOCERYQ is administered using the CELLECTRA® delivery device. Following a standard-of-care surgical debulking of visible papilloma prior to the initial administration of VOCERYQ, no additional surgical intervention is required as part of the 9-week dosing regimen. The FDA previously granted VOCERYQ both Orphan Drug and Breakthrough Therapy designations, and the European Commission granted INO-3107 Orphan Drug designation. Learn more at www.voceryq.com.

INDICATION

VOCERYQ is indicated to reduce the frequency of surgical papilloma excisions in adults with recurrent respiratory papillomatosis.

This indication is approved under accelerated approval based on reduction in the frequency of surgical papilloma excisions. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory study(ies).

IMPORTANT SAFETY INFORMATION

Warnings & Precautions: Injection site reactions have occurred with VOCERYQ injection. Monitor patients for local site reactions for at least 30 minutes after treatment and manage accordingly.

Electroporation Related Adverse Reactions: Procedure-related effects including muscle contractions, transient bleeding, and vasovagal reactions may occur. Avoid use in patients with ipsilateral ICDs/pacemakers, metal implants or skin abnormalities at treatment site. Adverse Reactions: Most common adverse reactions (incidence >5%) are injection site reactions, headache, fatigue, hypertension, nausea and dizziness.

Please go to www.voceryq.com for full Prescribing Information, including Patient Information.

About INOVIO’s DNA Medicines Platform

INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that enable the body’s cells to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO

INOVIO is a commercial-stage biotechnology company focused on developing innovative DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of DNA medicines that enable the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com and follow us on LinkedIn and X (formerly known as Twitter).

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our business, including the development of our pipeline programs; the ability to obtain and maintain regulatory approval of our product candidates, including that continued approval for VOCERYQ may be contingent on verification of clinical benefit in confirmatory study(ies), and the anticipated timing of submission of a draft protocol and alignment with FDA on a final protocol for such confirmatory study; the potential benefits of VOCERYQ, including the potential to become the preferred product by patients and their physicians, and the anticipated impact of VOCERYQ on treatment practices and outcomes for patients with RRP; the scope, progress and expansion of developing and commercializing our product candidates, including the anticipated commercial launch and field deployment timeline for VOCERYQ, our ability to support anticipated demand and our engagement of Syneos Health to support such commercialization efforts; our financial guidance, including anticipated cash runway, cash burn and timing of product revenues, and the assumptions underlying that guidance; the potential of our DNA medicines platform and pipeline programs and our ability to advance their development through partnerships; and our estimate of the prevalent population of patients with RRP in the United States. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical studies, product development programs and commercialization activities and outcomes, including market acceptance, coverage and reimbursement, manufacturing and supply and reliance on third parties, the availability of funding to support our operations, commercialization activities and research and development programs, our ability to support our pipeline of DNA medicine products, our ability to establish and maintain collaborations and partnerships, the adequacy of our capital resources and the possibility that actual expenditures and revenues may differ from our estimates, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that VOCERYQ will be successfully commercialized, that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical studies will be supportive of regulatory approvals required to market products or continued approval of VOCERYQ, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts

Media: Josephine Galatioto - ICR Healthcare, inoviopr@icrhealthcare.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, peter.vozzo@icrhealthcare.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,962,549	$44,273,319
Short-term investments	1,398,734	14,239,145
Prepaid expenses and other current assets, including from affiliated entity	3,080,378	2,610,882
Total current assets	51,441,661	61,123,346
Fixed assets, net	1,566,691	2,527,603
Investments in affiliated entity	—	2,103,688
Operating lease right-of-use assets	5,210,822	6,542,923
Other assets	1,917,069	2,012,475
Total assets	$60,136,243	$74,310,035
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,375,264	$11,053,618
Accounts payable and accrued expenses due to affiliated entity	—	74,473
Accrued clinical trial expenses	1,326,394	650,680
Common stock warrant liabilities	70,011,676	29,067,162
Operating lease liability	2,689,520	2,822,622
Deferred revenue	651,505	—
Grant funding liability from affiliated entity	1,412,638	—
Total current liabilities	89,466,997	43,668,555
Operating lease liability, net of current portion	4,592,218	6,545,204
Total liabilities	94,059,215	50,213,759
Stockholders’ equity:
Preferred stock	—	—
Common stock	110,182	68,997
Additional paid-in capital	1,856,299,124	1,839,830,405
Accumulated deficit	(1,890,065,208)	(1,815,165,163)
Accumulated other comprehensive loss	(267,070)	(637,963)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	(33,922,972)	24,096,276
Total liabilities and stockholders’ equity	$60,136,243	$74,310,035

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Revenue from collaborative arrangements	$298,901	$—	$298,901	$65,343
Operating expenses:
Research and development	10,618,018	13,333,329	35,514,674	43,945,638
Selling, general and administrative	9,205,813	7,877,126	24,883,672	25,465,208
Total operating expenses	19,823,831	21,210,455	60,398,346	69,410,846
Loss from operations	(19,524,930)	(21,210,455)	(60,099,445)	(69,345,503)
Other income (expense):
Interest income	356,148	552,108	1,159,588	1,970,823
Change in fair value of common stock warrant liabilities	(26,938,975)	(22,515,730)	(8,932,656)	(20,680,868)
(Loss) gain on investment in affiliated entity	—	(589,618)	(2,103,688)	881,886
Net unrealized gain on available-for-sale equity securities	129,308	205,259	302,606	1,104,782
Other expense, net	(3,226,340)	(1,938,236)	(5,226,450)	(2,641,901)
Net loss	$(49,204,789)	$(45,496,672)	$(74,900,045)	$(88,710,781)
Net loss per share
Basic and diluted	$(0.50)	$(0.87)	$(0.90)	$(2.12)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	98,633,024	52,168,694	83,226,188	41,837,956